Exhibit 99.1

Dear Team Members,

As I look to calendar-year 2012, I am excited about what lies ahead for Winn-Dixie knowing our merger with BI-LO will result in a company that is stronger than our individual businesses and will create a world of opportunities. While the focus of my message last week was on the merger itself, today I would like to address some questions I’ve heard around business continuity as a result of the merger.

First, let me reiterate what should not change. We currently do not expect any store closings or changes to our distribution centers as a result of the merger. This is good news not only for our team members, but also for our guests who can expect uninterrupted service as a result of the combined companies. We also anticipate that the newly merged company will maintain a strong corporate presence in Jacksonville, which is great news for both Winn-Dixie and the City of Jacksonville.

I have been asked, “Will Winn-Dixie continue to fill open employment positions?” As stated in our announcement, it is business as usual for Winn-Dixie, which means we will continue to fill open jobs provided they are part of the fiscal year 2012 annual operating plan and are deemed critical to business continuity.

Another question I have received is, “Will our recruiting message change?” In short, I suspect it will…but in a positive way. All of the reasons to join Winn-Dixie still exist today and will continue into the future, but now there is another great reason to join Winn-Dixie. This merger will serve to significantly expand our service footprint, and we expect the increased size and scale of the merged companies will enhance our positioning within the industry. This should create new opportunities for our team members to grow and share ideas across the organizations.

As I’ve mentioned before, there are still many details to work through as the merger moves forward. To the extent there are questions or updates on the process, I will address them each week in my Friday letter. Please continue to send any new merger questions you have to wdfuture@winn-dixie.com and visit the Enterprise and Retail Portals for answers and updates as the merger proceeds.

As exciting as this merger is, in order to continue to grow and improve, we will need the contributions from our talented team members now more than ever. Winn-Dixie and BI-LO have talented and loyal team members at every level of their operations, and their dedication to excellence forms the foundation for our continued success.

I hope everyone is enjoying the holiday season with family and friends, and may you have a safe and happy New Year. Thank you for your ongoing commitment to our Company and for your continued dedication to serving our guests. We have a great deal to look forward to in 2012 as we continue to build our Company together.

Keep up the good work and I’ll see you in the stores.

Peter Lynch
Chairman, CEO and President

Additional Information and Where to Find it

In connection with the proposed merger and required shareholder approval, Winn-Dixie Stores, Inc. will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WINN-DIXIE AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Winn-Dixie Stores, Inc. with the SEC may be obtained free of charge by contacting Winn-Dixie at Winn-Dixie Stores, Inc., Attn: Investor Relations, 5050 Edgewood Court, Jacksonville, Florida, 32254-3699. Our filings with the SEC are also available on our website at www.WinnDixie.com.

Participants in the Solicitation

Winn-Dixie and its officers and directors may be deemed to be participants in the solicitation of proxies from Winn-Dixie’s shareholders with respect to the merger. Information about Winn-Dixie’s officers and directors and their ownership of Winn-Dixie’s common shares is set forth in the proxy statement for Winn-Dixie’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2011. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Winn-Dixie and its officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.